EXHIBIT (e)(1)(b)

XJXI

SCHEDULE A

	Classes
	F	I	Single Class
Calvert Variable Series, Inc.	Distribution Fee	Distribution Fee	Distribution Fee
Calvert VP SRI Balanced Portfolio	0.25%	None	N/A
Calvert VP SRI Mid Cap Growth Portfolio	N/A	N/A	None
Calvert Variable Trust, Inc.
CVT S&P 500 Index Portfolio	N/A	N/A	None
CVT S&P MidCap 400 Index Portfolio	0.25%(1)	None	N/A
CVT Russell 2000 Small Cap Index Portfolio	0.25%(1)	None	N/A
CVT EAFE International Index Portfolio	0.25%(1)	None	N/A
CVT Nasdaq 100 Index Portfolio	0.25%	None	N/A
CVT Investment Grade Bond Index Portfolio	0.25%	None	N/A
CVT Volatility Managed Moderate Portfolio	0.25%	N/A	N/A
CVT Volatility Managed Moderate Growth Portfolio	0.25%	N/A	N/A
CVT Volatility Managed Growth Portfolio	0.25%	N/A	N/A

(1)The Master Distribution Plan for Calvert Variable Trust, Inc. authorizes distribution and service fees of up to 0.25% annually.  The Board of Directors has authorized distribution fees of 0.20% annually for these Funds.